Exhibit 10.7

Amendment No. 1 to

DEVELOPMENT AND LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO THE DEVELOPMENT AND LICENSE AGREEMENT (“Amendment No. 1”) is entered into by and between Auxilium Pharmaceuticals, Inc., a company incorporated under the laws of Delaware with offices at 160 W. Germantown Pike, Norristown, PA 19401 and its Affiliate (collectively, “Auxilium”) and BioSpecifics Technologies Corp. a company organized and existing under the laws of the State of Delaware with offices located at 35 Wilbur Street, Lynbrook, New York 11563 and its Affiliates (collectively, “BTC”).

Whereas, Auxilium and BTC (the “Parties”) have entered into that certain Development and License Agreement dated June 3, 2004 (the “License Agreement”); and

Whereas, the Parties desire to amend the License Agreement in various respects.

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, BTC and Auxilium hereby agree as follows:

1.	AMENDMENTS

1.1 SECTION 1.4. The following sentence shall be added to Section 1.4 of the License Agreement:

“For purposes of clarity, Auxilium Holdings Inc. is an Affiliate of Auxilium Pharmaceuticals, Inc. and Advance BioFactures of Curacao, NV and Advance BioFactures Corporation are Affiliates of BioSpecifics Technologies, Inc. and such Affiliates are parties to this Agreement.”

1.2 Section 6.1. Section 6.1(a) of the License Agreement is hereby deleted in its entirety and replaced with the following language:

“6.1 Joint Manufacturing Committee.

(a) BTC and Auxilium will establish a Joint Manufacturing Committee (the “JMC”) made up of two (2) representatives designated by each Party hereto which shall oversee the scale-up and manufacturing of Product on a worldwide basis, including the planning, manufacturing and supply (including supply chain management). Each of BTC and Auxilium shall have one vote on the JMC. The objective of the JMC shall be to reach agreement by consensus on all matters falling within its authority hereunder. In the event of a deadlock with respect to any action involving or related to the manufacture of clinical supplies of Product, the vote of Auxilium, after reasonable opportunity for open discussion among the members of the JMC, shall control. In the event of a deadlock with respect to any action involving or related to the manufacture of commercial supplies of Product, the vote of Auxilium after reasonable opportunity for open discussion among the members of the JMC shall control until such time as BTC is providing Auxilium with fifty percent (50%) of its commercial supplies pursuant to the terms of this Agreement. At that point, in the event of a deadlock with respect to any action involving or related to the manufacture of commercial supplies of Product, the vote of BTC after reasonable opportunity for open discussion among the members of the JMC shall control.

1.3 SECTION 6.2. Section 6.2 of the License Agreement is hereby deleted in its entirety and replaced with the following language:

“6.2 Development and Scale Up. Auxilium shall, at its own cost and expense, utilizing the Back-Up Supplier (defined below), develop the formulation and the finished dosage form and scale up the Manufacture for clinical supply of the Enzyme and the Product for each Indication for use in the Field, including the lyophilized injection formulation, to be registered with Regulatory Authorities in accordance with Law and in sufficient time prior to anticipated commercial launch of a Product to provide for sufficient Supply of Product for use in the Field. Auxilium will have the sole right and responsibility for selecting the finished dosage form and presentation for the Product in the Field. The costs paid to third parties to develop the lyophilization of the injection formulation shall be shared equally by the Parties.

1.4 SECTION 6.3. Section 6.3 (a) through (c) of the License Agreement are hereby deleted in their entirety and replaced with the following language:

“6.3 Clinical Supply.

(a) Back-Up Suppliers. Auxilium shall qualify one or more back-up suppliers for the Manufacture of clinical and commercial supplies of Product in the Field promptly after the Effective Date (the “Back-Up Suppliers”.) For purposes of clarity, the term Back-Up Suppliers shall include one or more entities in the supply chain, as may be necessary to Manufacture Product for clinical and/or, if applicable, commercial use. Auxilium’s agreement(s) with the proposed Back-Up Suppliers shall be consistent with the respective rights and obligations of Auxilium and BTC hereunder and a copy of which, redacted with respect to financial terms, shall be provided to BTC upon the execution of this Agreement and promptly after the execution thereof, as to any such agreements executed after the date hereof. BTC will use Commercially Reasonable Efforts to provide such Back-Up Suppliers with sufficient know-how to Manufacture Product, including (i) providing all protocols, registration applications and other substantive regulatory documents, including, but not limited to, all data, scientific dossiers and governmental authorizations; (ii) providing access and reference to all regulatory dossiers and filings produced by BTC, its Affiliates and sublicensees relating to the Product; (iii) providing access to BTC Know-How in reasonably satisfactory form, and (iv) providing all technical assistance reasonably requested by the Back-Up Suppliers related to the Manufacture of the Product. Auxilium will require that the Back-Up Suppliers execute a written confidentiality agreement with Auxilium and a written materials transfer agreement with BTC, in a form reasonably acceptable to BTC and consistent with industry standards, which includes, among other things, an undertaking by the Back-Up Suppliers to keep confidential the Manufacturing and Product information and know-how disclosed to the Back-Up Suppliers by BTC. In addition,

Auxilium will require and the Back-Up Suppliers shall be obligated promptly to provide BTC and Auxilium with such information and know-how whether patentable or not concerning the Manufacture of the Product that Back-Up Suppliers may develop or acquire from time to time in connection with such Manufacture and the Product, except for information and know-how unrelated to the Manufacture of the Product that is proprietary to the Back-Up Suppliers (“Back-Up Suppliers’ Proprietary Information”). Such information may be utilized by BTC and Auxilium, without cost or other obligation to the Back-Up Supplier, consistent with the terms of this Agreement.

(b) Supply Obligations. During the Term Auxilium is entitled to and shall be responsible for arranging, through the Back-Up Suppliers, for the supply of all Product for use by Auxilium in Clinical Trials. After the Effective Date, Auxilium shall purchase, at its own cost and expense, sufficient quantities of the Product to conduct all of its requisite Clinical Trials from the Back-Up Suppliers.

(c) BTC shall have the right to purchase and Auxilium shall sell to BTC, at Auxilium’s cost therefore, such supplies of Product as BTC may require for pre-clinical and clinical trials approved by JDC and such other non-preclinical and non-clinical purposes (i.e. process development, manufacturing and related activities) as are consistent with BTC’s rights under this Agreement. Auxilium will invoice BTC for the costs associated with such supplies which will be payable by BTC within sixty (60) days of receipt.

1.5 SECTION 6.4. Section 6.4 (a) is hereby deleted in its entirety and replaced with the following language:

“6.4 Commercial Supply; Supply Agreement. BTC shall have the option (the “Supply Option”) exercisable no later than six (6) months after FDA approval of the first NDA or BLA with respect to a Product. (the “Approval Date”) to assume the right and obligation to supply or arrange for the supply, from a third party other than the Back-Up Suppliers, of that portion of commercial quantities of the Product in the Territory described below (the “BTC Supply Portion”). Auxilium and BTC shall each keep the other reasonably informed of their respective progress in securing FDA approval of the appropriate BLA or NDA and the timing thereof and other relevant matters affecting the contemplated supply by BTC of commercial quantities of the Product. Upon the Approval Date, Auxilium shall withhold $<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> of Milestone No 4 (the “the Retention Amount”) until BTC notifies Auxilium of its decision regarding the exercise of the Supply Option. If BTC exercises the Supply Option, Auxilium will retain the Retention Amount until the sooner of (1) date on which an agreement between BTC and a third party contractor is executed for the commercial manufacture of the Product for the benefit of Auxilium which contains milestones requiring such contractor to successfully complete validation batches for the Product on or before the Supply Date, a copy of which, with financial information redacted, will be provided to Auxilium; or (2) the date on which BTC commences construction by breaking ground for a cGMP facility for the commercial manufacture of Product for the benefit of Auxilium, provided, however that construction plans and timelines for such facility shall be promptly provided to Auxilium prior to commencement of such construction. If BTC does not exercise the Supply Option, the Retained Amount will be released to BTC within thirty (30) days after BTC notifies Auxilium in writing of its decision not to exercise the Supply Option. If BTC exercises the Supply Option, commencing on the date 3.75 years from the Approval Date (the “Supply Date”) BTC shall be responsible for supplying Auxilium either itself or through a third party other than the Back-up Supplier and Auxilium shall purchase from BTC the BTC Supply Portion of Auxilium’s requirements of commercial supplies of Product during the Term. If BTC does not exercise the Supply Option, Auxilium shall be responsible for arranging for all commercial supplies of Product during the Term. Except as specifically provided otherwise in the Agreement, in no event shall BTC Manufacture or supply the Enzyme or Product to any third party. In the event BTC exercises the Supply Option, the Parties shall use Commercially Reasonable Efforts to enter into a commercial supply agreement on customary and reasonable terms and conditions which are not worse than those with the Back-Up Suppliers, within six (6) months after the Supply Option is exercised (the “Supply Agreement”). For the purposes of this Agreement “BTC Supply Portion” shall mean the following amounts for each of years 1 through 4 commencing on the Supply Date (“Year 1” through “Year 4” respectively):

•
Year 1— an amount less than or equal to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Auxilium’s commercial requirements for Product

•
Year 2— an amount less than or equal to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Auxilium’s commercial requirements for Product

•
Year 3— an amount less than or equal to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Auxilium’s commercial requirements for Product

•
Year 4— an amount less than or equal to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Auxilium’s commercial requirements for Product

If BTC exercises the Supply Option, Auxilium will cooperate with BTC in the latter’s efforts to secure FDA approval of BTC, or its designee, as an FDA approved supplier of commercial supplies of the Product, including, without limitation, by providing timely access to relevant manufacturing and regulatory data from the Back-Up Suppliers, permission to cross file to Auxilium’s NDA, as appropriate.

(a) Royalty. Auxilium will pay BTC on a country-by-country and Product by Product basis a royalty payment of <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Net Sales of Products in the Field for the Term in respect of any sale of Product Manufactured by or on behalf of BTC. In the event BTC elects not to exercise the Supply Option, Auxilium will pay BTC on a country-by-country and Product by Product basis a royalty payment equal to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Net Sales of Products in the Field for the Term, provided, however, that in the event BTC exercises the Supply Option and Auxilium thereafter exercises its Stand-By Rights pursuant to Section 6.4 (d) (formerly 6.4(c)) of the Agreement, the <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> % Royalty payable hereunder shall not apply for so long as and to the extent BTC fails to supply ordered commercial quantities of the Product, i.e., the <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> % Royalty shall not be payable on that portion of Product ordered from and supplied by the Back-Up Suppliers up to the quantity of Product ordered from but not supplied by BTC. Any royalty payable hereunder may be reduced as follows:

(i) Competing Product Sales. If during a period that BTC is not supplying commercial quantities of the Product a Competing Product is sold in a country in the Territory with a unit based market share of <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> % or greater, then the royalty due for sales in that country in the Territory shall be reduced to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) of Net Sales of Products in that country in the Territory.

(ii) Third Party Royalties. If the Manufacturing, Development or Commercialization of the Product by the Parties in accordance with this Agreement would, but for a license from such Third Party, infringe on such Third Party Patents, any royalties or other payments due to Third Parties pursuant to a license acquired by Auxilium then the royalty may be reduced by up to <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> % of such royalty to compensate for payments to such Third Parties but in no event shall royalties payable to BTC be reduced by more than <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) in any case.”

(iii) Payment of Royalties. Royalties under this Agreement shall be paid within thirty (30) days in the case of no sublicense and sixty (60) days in case of royalties received from a sublicensee, following the last day of the Calendar Quarter in which the royalties and other amounts accrue.

In addition, 6.4(b) (i) shall be deleted in its entirety and replaced with the following language:

“(i) Supply Price. In event BTC exercises the Supply Option, the Supply Agreement shall afford Auxilium supply terms for Year 1 that are not less favorable than the average price afforded to Auxilium by the Back-Up Suppliers for the year immediately preceding the Supply Date and supply terms for each successive year that are not less favorable than the average price afforded to Auxilium by the Back-Up Suppliers for each preceding year as applicable.”

In addition the following language shall be added to Section 6.4:

“(c) Additional Payment. In addition to the royalty payments to be made to BTC under Section 6.4(a), Auxilium shall pay to BTC an amount equal to a <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> percent (<OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> %) mark-up of the Cost of Goods, as set forth in Schedule 1.16, in respect of any sale by Auxilium of Product that is not Manufactured by or on behalf of BTC provided, however, that in the event BTC exercises the Supply Option and Auxilium thereafter exercises its Stand-By Rights pursuant to Section 6.4 (d) (formerly 6.4(c)) of the Agreement, the <OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION> % mark-up payable hereunder shall not apply for so long as and to the extent BTC fails to supply ordered commercial quantities of the Product as provided in Section 6.4 hereof.”

In addition, the remaining paragraphs of Section 6.4 are renumbered as appropriate.

In addition the following language is added to Section 6.4 (d) [formerly Section 6.4 (c)].

“(iv) Inability to Manufacture. In the event that BTC after exercising the Supply Option, becomes unable to Manufacture the Product or to furnish Product to Auxilium that is Manufactured on BTC’s behalf for any reason including, without limitation, as a result of a force majeure, Auxilium will be entitled, upon written notification to BTC, to seek all of its requirements of Product from the Back-Up Suppliers until such time, if any, as BTC, or another party on BTC’s behalf, shall re-commence Manufacture of the Product; provided, however, that in the event BTC either itself or through a third party re-commences the Manufacture of Product, Auxilium’s obligation to purchase some or all of the Product from or through BTC shall be subject to Auxilium’s contractual obligations to the Back-Up Suppliers. BTC shall notify Auxilium as soon as practical in advance of its intent to recommence the manufacture of the Product. After BTC has given the notice, the Parties shall negotiate in good faith the specifics of the transfer process such as timing of transfer and gradual increases of quantities manufactured by BTC over time. The transfer shall afford Auxilium supply terms that are not less favorable than those afforded to Auxilium by the Back-Up Suppliers and sufficient time to scale down the manufacture of Product by the Back-Up Suppliers.

1.6 SECTION 7.2. Section 7.2 (c) is hereby deleted in its entirety and replaced with the following language:

BTC will immediately, but in no event later than June 30, 2005, use the proceeds of Milestone No. 3 to pay off its debts in their entirety (including the principal and accrued interest) owed to BioPartners LP and Korpodeko thereby releasing all real, personal, tangible and intangible property and/or other assets, of BTC including, without limitation patents and all other intellectual property rights, identified in and/or used as a collateral against the loans granted by BioPartners and Korpodeko (collectively the “Released Collateral”). In addition, BTC shall immediately, but not later than June 30, 2005 take all necessary steps and file all necessary documents to remove and/or otherwise clear any liens, security interests or other encumbrances on the Released Collateral.

1.7 SECTION 8. Section 8.1 is hereby deleted in its entirety and replaced with the following language:

8.1 “BTC Patentable Inventions and Know-How.

(a) Patent Prosecution.

(i) During the term of the Agreement, Auxilium shall, on behalf of BTC and in the reasonable exercise of its commercial discretion, prepare, file, prosecute, maintain, renew and defend BTC Patents in the countries where such BTC Patents are filed as of the Effective Date and any new patents directly relating to the Enzyme or Product.

(ii) If Auxilium does not intend to file for patent protection or does not wish to continue preparation, prosecution, or maintenance of a BTC Patent, then it shall give at least thirty (30) days advance notice, and in no event less than a reasonable period of time for BTC to act.

(A) In such case, BTC may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of the discontinued BTC Patent at its sole expense.

(B) Discontinuance may be elected on a country-by-country basis or for a patent application or patent series in total.

(b) Cooperation. BTC will cooperate with Auxilium and provide Auxilium with all necessary assistance and documentation in connection with the filing prosecution and maintenance of BTC Patents. Auxilium will consult with BTC and will keep BTC informed of all matters relating such filing, prosecution and maintenance of BTC Patents. Auxilium will provide BTC with copies of intended filings in advance and will consider BTC’s comments in good faith.

(c) Fees and Expenses.

(i) Fees and Expenses which Auxilium is incurs while filing prosecuting and/or maintaining BTC Patents as provided in section 8.1. (a) shall be handled as follows:

(A) Auxilium shall pay one hundred percent (100%) of fees and expenses in connection with patents for the Product in the Field and/or in connection with Additional Indications which for which Auxilium has exercised the Additional Indication Option pursuant to Section 2.2; provided, however, that fifty percent (50%) of such fees and expenses will be credited against future royalties payable by Auxilium on Net Sales of the Product.

(B) In the event Auxilium declines to exercise the Additional Indication Option with respect to any Additional Indication and BTC either by itself or pursuant to an Agreement with a Third Party (a “Partner Agreement”) pursues such Additional Indication, BTC shall reimburse Auxilium for one hundred percent (100%) of fees and expenses in connection with the filing, prosecution and/or maintenance of all patents pertaining to each such Additional Indication as follows:

(1) In the event BTC pursues any such Additional Indication pursuant to a Partner Agreement, BTC shall reimburse Auxilium in full upon execution of such Partner Agreement.

(2) In the event BTC pursues any such Additional Indication itself, BTC shall reimburse Auxilium in full on the date BTC first initiates further development activity with respect to any such Additional Indication.

1.8 SECTION 9. Section 9(b) is hereby deleted in its entirety and replaced with the following language:

“(b) As of the Effective Date BTC is the owner or licensee of BTC Patents and BTC Know How and all other rights necessary to make, use and sell all technology covered by the BTC Patents. BTC has the full right power and authority to grant the licenses and other rights granted to Auxilium and the granting of the licenses and other rights to Auxilium hereunder does not violate any right known to BTC of any Third Party.”

In addition, Section 9(h) is hereby deleted in its entirety and replaced with the following language:

“(h) BioSpecifics Technologies, Corp is duly organized and validly existing under the laws of the state of Delaware and its Affiliates are validly existing under the laws of the jurisdiction of their respective incorporation and have full legal power and authority to enter into this Agreement; and”

1.9 SECTION 11.4. The following language is hereby added to Section 11.4:

“(b) Auxilium may terminate this Agreement immediately upon written notice to BTC, given on or prior to September 30, 2005, provided that Auxilium has determined, in the good faith exercise of its reasonable business judgment, after a technical transfer to its Back-Up Supplier pursuant to Section 6.3, that no viable Product is or can be made available. For purposes of clarity, a non-viable Product is one that cannot be produced in commercially reasonable quantities, using Commercially Reasonable Efforts and at commercially reasonable costs and/or cannot be characterized as comparable to the Product or Enzyme used in pre-clinical and clinical trials conducted by or on behalf of BTC prior to the Effective Date of the License Agreement.”

1.10 Section 13.1 shall be deleted in its entirety and replaced with the following language:

“13.1 Dispute Resolution. In the event of any controversy or claim arising out of relating to or in connection with any provision of this Agreement, or the rights or obligations hereunder, the Parties shall try to settle their differences amicably between themselves through good faith negotiations. If they are unable to resolve the dispute within thirty (30) days of initiating such negotiations, the Parties agree first to submit the dispute to non-binding mediation before resorting to litigation or other mutually agreed dispute resolution mechanism. The dispute resolution procedures set forth herein shall not limit a court from granting a temporary restraining order or a preliminary injunction in order to preserve the status quo of the Parties pending arbitration or to protect a Party’s trademark or confidential or proprietary information.”

2.	EFFECTIVE DATE OF AMENDMENT

This Amendment No. 1 shall be effective as of the Effective Date of the Agreement.

3.	MISCELLANEOUS

Except as expressly provided to the contrary in this Amendment No. 1 all other definitions, terms and conditions of the License Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 by their duly authorized officers as of the date set forth below.

ACCEPTED AND APPROVED BY AND BETWEEN:

BioSpecifics Technologies Corp.		Auxilium Pharmaceuticals Inc.

By:	/s/ Edwin H. Wegman	By:	/s/ Geraldine A. Henwood
Name:	Edwin H. Wegman	Name:	Geraldine A. Henwood
Title:	President	Title:	Chief Executive Officer
Date:	May 10, 2005	Date:	May 10, 2005